Registration Statement No. 333-237342
Filed Pursuant to Rule 433

Dated October 12, 2021

Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page ETN Details Ticker FNGU FNGO FNGS GNAF FNGZ FNGD Intraday Indicative Note Value FNGUIV FNGOIV FNGSIV GNAFIV FNGZIV FNGDIV CUSIP 063679872 063679856 06368B504 063679831 063679849 063679666 ISIN US0636798722 US0636798565 US06368B5049 US0636798318 US0636798490 US0636796668 Daily Investor Fee 1 0.95% 0.95% 0.58% 0.95% 0.95% 0.95% Daily Financing/ Interest Rate 2 US Federal Funds Effective Rate plus 1.00% US Federal Funds Effective Rate plus 1.00% n/a US Federal Funds Effective Rate minus 1.00% US Federal Funds Effective Rate minus 1.00% US Federal Funds Effective Rate minus 1.00% Leverage Factor +3X +2X +1X³ -1X -2X -3X Leverage Reset Frequency Daily Daily n/a Daily Daily Daily Exchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca Issuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Initial Trade Date 1/22/2018 8/1/2018 11/12/2019 8/1/2018 8/1/2018 1/22/2018 Maturity Date 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis. The Daily Financing Rate applies to Leveraged & Long Exposure notes and the Daily Interest Rate applies to Leveraged & Inverse Exposure notes. 3 This ETN does not include leverage, but rather is designed to replicate the performance of the underlying index, minus the applicable fees. Overview The MicroSectors™ FANG+™ Index Exchange Traded Notes (the “ETNs”) are linked to the performance of the NYSE FANG+™ Index. Each ETN offers investors a return based on changes in the level of the NYSE FANG+™ Index, before taking into account fees. For the leveraged ETNs, each one has a specified leverage factor that is reset daily. This fact sheet relates to separate ETN offerings. Each issue of the ETNs is linked to one, and only one, ETN listed below. Each leveraged, inverse and leveraged inverse ETN seeks a return on the underlying index for a single day. Those ETNs are not “buy and hold” investments, and should not be expected to provide its respective return of the underlying index’s cumulative return for periods greater than a day. What Is the NYSE FANG+™ Index The NYSE FANG+™ Index includes 10 highly liquid stocks (specified below) that represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The index’s underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found here https://www.theice.com/fangplus. What Is MicroSectors™ MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Ticker Exchange Traded Note FNGU MicroSectors™ FANG+™ Index 3X Leveraged ETN FNGO MicroSectors™ FANG+™ Index 2X Leveraged ETN FNGS MicroSectors™ FANG+™ ETN GNAF MicroSectors™ FANG+™ Index Inverse ETN FNGZ MicroSectors™ FANG+™ Index -2X Inverse Leveraged ETN FNGD MicroSectors™ FANG+™ Index -3X Inverse Leveraged ETN Choose Your Level of Exposure to the NYSE FANG+TM Index Leveraged & Long Exposure FNGU FNGO FNGS GNAF FNGZ FNGD +3X +2X +1X -1X -2X -3X Leveraged & Inverse Exposure FANG+™ Index Family of Exchange Traded Notes FANG+™ Index Constituents Name Weight Name Weight Facebook (FB) 10% Alibaba (BABA) 10% Apple (AAPL) 10% Baidu (BIDU) 10% Amazon (AMZN) 10% NVIDIA (NVDA) 10% Netflix (NFLX) 10% Tesla (TSLA) 10% Alphabet (GOOGL) 10% Twitter (TWTR) 10% As of 9/20/2021. Index weightings and constituents are subject to change. Index Details Index Name NYSE FANG+™ Index Index Ticker NYFANGT Launch Date 9/26/2017 Rebalance Frequency Quarterly Weighting Equal Number of Constituents 10 Index Family of Exchange Traded Notes Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Hypothetical and Historical Index Performance Source: Bloomberg L.P. Data from 9/19/2014 to 9/30/2021. Past performance does not guarantee future results. The NYSE FANG+™ Index, an equal-dollar weighted index, was created by ICE Data Indices, LLC in 2017 and was launched on 9/26/2017. Index data prior to that date is hypothetical and reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back-Tested Data” in this document. Hypothetical and Historical Performance (Total Return)* Ticker 1MO 3MO 6MO 9MO 1YR Inception FNGU -14.11% -13.15% 18.28% 15.75% 73.21% 563.99% FNGO -9.36% -8.28% 13.86% 15.69% 54.34% 332.00% FNGS -4.61% -3.77% 7.90% 10.55% 28.99% 144.88% GNAF 4.25% 2.34% -10.44% -15.87% -29.87% -72.02% FNGZ 8.82% 4.59% -20.43% -31.48% -53.09% -94.08% FNGD 12.83% 5.93% -30.53% -47.04% -70.72% -99.48% NYFANGT -4.59% -3.65% 8.19% 11.00% 29.75% 610.71% 2014 2015 2016 2017 2018 2019 2020 2021 0 100 200 300 400 500 600 800 700 S&P 500® Total Return Index NASDAQ-100 Total Return Index NYSE FANG+™ Total Return Index As of 9/30/2021. *Source: Bloomberg L.P. The NYSE FANG+™ Index was launched on 9/26/2017. The NYSE FANG+™ Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back-Tested Data” in this document. Current performance may be higher or lower than performance data quoted. Inception data for the index is from 9/19/2014. Historical data for each ETN is based on the percentage change of its closing Indicative Note Value for the applicable period. Call 877.369.5412 for current month-end performance. Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Call Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.com Bank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, a product supplement (if applicable), prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) about the offerings to which this document relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The leveraged, inverse and leveraged inverse ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage, if applicable, increases the sensitivity of your ETNs to changes in the level of the NYSE FANG+™ Index (the “Index”). The leveraged, inverse and leveraged inverse ETNs are not suitable for investors with longer-term investment objectives. In particular, those ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect of compounding, if the Indicative Note Value changes, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of the technology industry. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see the “Risk Factors” section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the ETNs. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. FANG+™ Index Family of Exchange Traded Notes